Exhibit 10.12

EXECUTION COPY

MYOVANT SCIENCES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of May 31, 2016, by and between Lynn Seely (the “Executive”) and Myovant Sciences, Inc. (the “Company”).

RECITALS

A. The Company desires the association and services of the Executive and her skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement.

B. The Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

C. This Agreement supersedes any and all prior and contemporaneous oral or written employment agreements or arrangements between the Executive and the Company or any predecessor thereof.

AGREEMENT

In consideration of the foregoing, the parties agree as follows:

1.	EMPLOYMENT BY THE COMPANY.

1.1 Position; Duties. Subject to the terms and conditions of this Agreement, the Executive shall hold the position of President and Chief Executive Officer. In this position, you will have the duties and authorities normally associated with a chief executive officer of a company. You will report to, and be subject to the direction of, the Board of Directors of the Company (the “Board”). The Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement; provided, however, that the Executive may devote reasonable periods of time to (a) serving on the board of directors of other corporations subject to the prior approval of the Board, and (b) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with the Executive’s duties under this Agreement.

1.2 Named Officer of Parent. It is understood and agreed that the Executive’s duties may include providing services to or for the benefit of the Company’s affiliates, including, but not limited to, Myovant Sciences, Ltd. (the “Parent”), provided, that the Executive agrees that she will not provide any services from within the United States for the Parent or any affiliate of the Parent that is organized in a jurisdiction outside the United States. In addition, the Executive shall become the Principal Executive Officer of the Parent solely for the requirements of the Parent being a registrant with the Securities

1.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

EXECUTION COPY

and Exchange Commission. The Executive will also be a member of the Parent’s board of Directors (the “Parent Board”). The Executive will not become an employee of the Parent, and the Executive’s activities as a Principal Executive Officer of the Parent shall be strictly ministerial and shall not involve conducting any of the Parent’s business activities from within the United States, including day-to-day management or other operational activities of the Parent.

1.3 Location of Employment. The Executive shall select a location for the Company’s principal base of operations, which is currently expected to be in California. The Executive understands that her duties may require periodic business travel.

1.4 Policies and Procedures. The employment relationship between the parties shall be governed by this Agreement and by the policies and practices established by the Company and/or its Board of Directors (the “Board”). In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices, this Agreement shall govern and control.

1.5 Exclusive Employment; Agreement not to Participate in Company’s Competitors. Subject to Section 1.1 and 1.2 above, except with the prior written consent of the Board, the Executive will not during her employment with the Company undertake or engage in any other employment, occupation or business enterprise. During the Executive’s employment, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company. Ownership by the Executive in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or, an investment of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section.

1.6 Start Date. The Executive’s employment with the Company commenced on May 31, 2016 (the “Start Date”).

2.	AT-WILL EMPLOYMENT.

The Executive’s employment relationship with the Company is, and shall at all times remain, at-will. This means that either the Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without Cause (as defined below) or advance notice; provided, however, however, the Executive must provide the Company at least three (3) months’ advance written notice of the Executive’s intention to resign from employment (except for a resignation for Good Reason, in which case such procedure shall be governed by the terms set forth in the definition of Good Reason) and the Company shall provide the Executive three (3) months’ advance written notice in the event of a termination of the Executive’s employment by the Company without Cause.

2.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

3.	COMPENSATION AND BENEFITS.

3.1 Salary. The Company shall pay the Executive a base salary at the annualized rate of $300,000.00 (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. The Base Salary shall be subject to periodic review and may be increased from time to time in the Board’s discretion. Following the consummation of an initial public offering of the Company or the Parent (an “IPO”), if any, the Base Salary may be adjusted upward within a reasonable period of time as necessary to meet appropriate public market standards as determined by the Board or the compensation committee thereof.

3.2 Annual Performance Bonus. Each fiscal year, the Executive will be eligible to earn an annual discretionary cash bonus (the “Annual Performance Bonus”) with a target equal to 50% of the Executive’s Base Salary, based on the Board’s assessment of the Executive’s individual performance and overall Company performance. Following the consummation of an IPO, if any, the percentage of Base Salary that the Executive will be eligible to receive as the Annual Performance Bonus may be adjusted upward as necessary to meet appropriate public market standards, as determined by the Board or the Compensation Committee thereof. In order to earn and receive the Annual Performance Bonus, the Executive must remain employed by the Company through and including the last day of the applicable fiscal year, which will be on March 31 st of the year following the year for which the Annual Performance Bonus relates. The Annual Performance Bonus, if any, will be paid no later than thirty (30) days following the end of the Company’s fiscal year or by April 30th. The Annual Performance Bonus payable, if any, shall be prorated for the initial year of employment (on the basis of a 365-day year) or prorated if the Company’s review or assessment of the Executive’s performance covers a period that is less than a full fiscal year. The determination of whether the Executive has earned a bonus and the amount thereof shall be determined by the Board (and/or a committee thereof) in its sole discretion. The Board (and/or a committee thereof) reserves the right to modify the bonus criteria from year to year.

3.3 Equity.

(a) Subject to the terms of the Parent’s 2016 Equity Incentive Plan (the “Plan”) and approval of the grant by the Parent Board, the Executive will be granted an award of restricted shares of the Parent’s Common Stock (the “Restricted Shares”) equal to 2,000,000 Restricted Shares (the “Time-Vesting Restricted Stock Award”). Twenty-five percent (25%) of the Time-Vesting Restricted Stock Award will vest on the one-year anniversary of the Start Date and the balance of the Time-Vesting Restricted Stock Award will vest in a series of twelve (12) successive equal quarterly installments measured from the first anniversary of the Start Date, provided the Executive is employed by the Company on each such vesting date. The Time-Vesting Restricted Stock Award will be governed by the Plan and other documents issued in connection with the grant.

(b) Upon the later of (i) the one-year anniversary of the Start Date and (ii) the completion of an IPO, and subject to approval of the grant by the Parent

3.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Board, the Executive will receive an additional grant of 1,000,000 Restricted Shares, subject to certain performance vesting conditions (the “Performance-Vesting Restricted Stock Award”). The Performance-Vesting Restricted Stock Award will vest based on the Parent’s price per share following an IPO, as follows: (x) one third (1/3) of the Performance-Vesting Restricted Stock Award will vest if the price per share exceeds 2x the IPO price per share (the “IPO Share Price”), (y) an additional one third (1/3) of the Performance-Vesting Restricted Stock Award will vest if the share price exceeds 4x the IPO Share Price, and (z) the final one third (1/3) of the Performance-Vesting Restricted Stock Award will vest if the share price exceeds 6x the IPO Share Price, provided the Executive is employed by the Company on each such vesting milestone. The terms and conditions of the Performance-Vesting Restricted Stock Award will be subject to the Plan and the grant agreement, which will not have an expiration date.

(c) The Executive shall also receive a grant of 66,845 restricted stock units (“RSUs”) in Roivant Sciences Ltd. (“RSL”), an affiliate of the Company, which is equal to $[***] (the “RSL Grant”). The RSL Grant will be subject to the terms of the Roivant Sciences Ltd. 2015 Restricted Stock Unit Plan (the “RSL RSU Plan”) and the applicable award agreement. The terms of the RSL Grant shall be identical to the terms of grants made to Roivant Sciences Ltd and Roivant Sciences Inc. senior management team members participating in the RSL RSU plan. The RSL Grant is subject to approval by the board of directors of RSL.

(d) In addition, the Executive will be eligible to receive additional discretionary annual equity incentive grants that will vest over a four (4) year vesting period in amounts commensurate with the Executive’s position as President and Chief Executive Officer (the “Annual Equity Grants”). The Annual Equity Grants will be based upon meeting Company performance metrics to be mutually agreed upon in writing within sixty (60) days following the Executive’s Start Date, and revised annually thereafter.

3.4 Benefits and Insurance. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly situated Company executives (including, but not limited to, being named as an officer for purposes of the Company’s Directors & Officers insurance policy). The Company reserves the right to modify, add or eliminate benefits from time to time. The Executive shall accrue four (4) weeks of vacation per calendar year (which shall accrue on a prorated basis), subject to the terms of the Company’s vacation policy.

3.5 Expense Reimbursements. The Company will reimburse the Executive for all reasonable business expenses that the Executive incurs in conducting her duties hereunder, pursuant to the Company’s usual expense reimbursement policies. Reimbursement will be made as soon as practicable following receipt from the Executive of reasonable documentation supporting said expenses.

4.	PROPRIETARY INFORMATION OBLIGATIONS.

As a condition of employment, the Executive agrees to execute and abide by the Company’s Employee Non-Disclosure and Inventions Assignment Agreement (“NDA”).

4.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

5.	TERMINATION OF EMPLOYMENT.

5.1 Termination Without Cause Or Resignation For Good Reason. If the Executive’s employment with the Company is terminated without Cause or the Executive resigns for Good Reason, then the Company shall pay the Executive any earned but unpaid Base Salary and unused vacation accrued through the date of termination, at the rates then in effect, less standard deductions and withholdings. In addition, if the Executive furnishes to the Company an executed waiver and release of claims in a form to be provided by the Company, which may include an obligation for the Executive to provide reasonable transition assistance (the “Release”) that is nonrevocable prior to the Release Date, and if the Executive allows the Release to become effective in accordance with its terms, then the Executive shall receive the following benefits:

(a) The Company shall pay the Executive an amount equal to (i) one times (1x) the sum of the Executive’s then current Base Salary and (ii) the Executive’s Annual Performance Bonus in respect of the calendar year in which the termination of employment occurs, at target level. Said amount shall be paid to the Executive in a single lump sum within ten (10) days following the Release Date and will be subject to required withholding;

(b) If the Executive is eligible for and timely elects COBRA continuation coverage, the Company will reimburse COBRA premiums for the first twelve (12) months of COBRA coverage; provided, however, that if the Executive ceases to be eligible for COBRA or becomes eligible to enroll in the group health insurance plan of another employer, the Executive will immediately notify the Company and the Company’s obligation to provide the COBRA premium benefits shall immediately cease. Further, notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the Executive’s behalf, the Company will pay the Executive on a monthly basis a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding. This payment may be, but need not be, used by Executive to pay for COBRA premiums; and

(c) The Executive shall be eligible to become fully vested in 50% of the Executive’s then unvested and outstanding equity awards, including the Executive’s then remaining unvested portion of the Time-Vesting Restricted Stock Award, the Performance-Vesting Restricted Stock Award (if granted prior to the Executive’s termination of employment), the Annual Equity Grant and other equity grants awarded. If the Executive’s employment with the Company is terminated without Cause or the Executive resigns for Good Reason, in either case, on or before the eighteen (18) month anniversary of a Change of Control (but not before a Change of Control), then the Executive shall be eligible to become fully vested in 100% of the Executive’s then unvested and outstanding equity awards, including the Executive’s then remaining unvested portion of the Time-Vesting Restricted Stock Award, the Performance-Vesting Restricted Stock Award, the Annual Equity Grants and other equity grants awarded. For avoidance of doubt, with respect to the RSL Grant, to the extent this Section 5.1(c) is inconsistent with the terms and conditions of the RSL RSU Plan, the terms and conditions of the RSL RSU Plan shall govern.

5.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

5.2 Other Termination. If the Executive resigns her employment at any time without Good Reason or the Executive’s employment is terminated by the Company at any time for Cause or due to death or Disability, the Company shall pay the Executive (or her estate) any Base Salary and any unused vacation accrued through the date of such resignation or termination, at the rates then in effect, less standard deductions and withholdings. In addition, in the event of a termination due to death or Disability, the Executive (or her estate) will be paid an amount equal to the Executive’s target bonus amount for the year in which such resignation or termination occurs prorated to the date of such resignation or termination. The Company shall thereafter have no further obligations to the Executive, except as may otherwise be required by law.

5.3 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Cause” shall mean the occurrence of any of the following, the Executive’s: (i) conviction of any felony or any crime involving moral turpitude or dishonesty, (ii) participation in a fraud against the Company, (iii) willful and material breach of the Executive’s duties and obligations under this Agreement or any other agreement between the Executive and the Company or its affiliates that has not been cured (if curable) within thirty (30) days after receiving written notice from the Board of such breach, (iv) intentional and material damage to the Company’s property, or (v) violation of any law, rule or regulation (collectively, “Law”) relating in any way to the business or activities of the Company or its subsidiaries or affiliates, or other Law that is violated during the course of the Executive’s performance of services hereunder that results in the Executive’s arrest, censure, or regulatory suspension or disqualification, including, without limitation, the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a), or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities.

(b) “Disability” shall mean the Executive’s inability to perform her duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period.

(c) “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent: (i) reduction of the Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time; (ii) material reduction in the Executive’s authority, duties or responsibilities, as compared to the Executive’s authority, duties or responsibilities immediately prior to such reduction; (iii) failure or refusal of a successor to the Company to materially assume the Company’s obligations under this Agreement in the event of a Change of Control; (iv) once a principal location of employment is selected, a change in the Executive’s principal location of employment, resulting in an increase in the Executive’s one-way driving distance by more than thirty (30) miles from the Executive’s then current principal residence on file with the Company; or (v) the failure to timely grant the Time-Vesting Restricted Stock Award, the Performance-Vesting Restricted Stock Award or the RSL Grant, as described above; provided, however, any resignation by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of the Executive’s intent to terminate for Good Reason within ninety (90) days following the first

6.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

occurrence of the condition(s) that she believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (3 0) days following receipt of the written notice (the “Cure Period”); and (3) the Executive voluntarily terminates her employment within thirty (30) days following the end of the Cure Period.

(d) A “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) A merger or consolidation in which the Company is a constituent party (or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation), other than a merger or consolidation in which the voting securities of the Company outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or

(ii) Any transaction or series of related transactions in which an excess of fifty percent (50%) of the Company’s voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities; or

(iii) A sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing definition, the term Change of Control will not include (x) a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company or Parent, or (y) a liquidation or dissolution ancillary to or in connection with an assignment for the benefit of creditors, a bankruptcy proceeding, appointment of receiver or similar proceeding or transaction.

5.4 “Release Date” shall mean the date that is fifty-five (55) days following the date of the Executive’s termination.

5.5 Effect of Termination. The Executive agrees that should her employment be terminated for any reason, she shall be deemed to have resigned from any and all positions with the Company, including, but not limited to, her position on the Board.

5.6 Section 409A Compliance.

(a) It is intended that any benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A    “), provided under Treasury Regulations Sections 1.409A-1(b)(4), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to

7.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, if any, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of a separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any payments or benefits that the Executive becomes entitled to under this Agreement on account of such separation from service are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such period, all payments deferred pursuant to this paragraph shall be paid in a lump sum, and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred.

(b) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

5.7 Section 280G.

(a) If any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive in connection with a Change of Control or other transaction (the “Transaction”) from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii)but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the

8.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

“Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account the value of all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) the Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to the Executive as determined in this paragraph. If more than one method of reduction will result in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata.

(b) Notwithstanding the foregoing, in the event that no stock of the Company is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G of the Code) at the time of the Change of Control of the Company, the Company shall cause a vote of shareholders to be held to approve the portion of the Transaction Payments that equals or exceeds three times (3x) the Executive’s “base amount” (within the meaning of Section 280G of the Code) (the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.280G-1, and the Executive shall cooperate with such vote of shareholders, including the execution of any required documentation subjecting the Executive’s entitlement to all Excess Parachute Payments to such shareholder vote. In the event that the Company does not cause a vote of shareholder to be held to approve all Excess Parachute Payments, the provisions set forth in Section 5.7(a) of this Agreement shall apply.

(c) Unless the Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

9.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

6.	ARBITRATION.

Except as otherwise set forth below in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to this Agreement or the Executive’s employment with the Company (collectively, “Disputes”), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of JAMS, as modified herein (“Rules”). The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; any other provision of the California Labor, Government or Civil Code; IWC Wage Orders; and any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment. There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days of respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request JAMS to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days of the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to JAMS, which shall then select an arbitrator in accordance with the Rules. The place of arbitration shall be San Francisco, California. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, including, without limitation, with respect to the NDA. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. Discovery shall be permitted in the arbitration as provided by Section 1283.05 of the California Code of Civil Procedure. The Company shall pay all administrative fees of JAMS in excess of $435 (a typical filing fee in court) and the arbitrator’s fees and expenses. Each party shall bear its or his own costs and expenses (including attorney’s fees) in any such arbitration and the arbitrator shall have no power to award costs and attorney’s fees except as provided by statute or by separate written agreement between the parties. In the event any portion of this arbitration provision is found unenforceable by a court of competent jurisdiction, such portion shall become null and void leaving the remainder of this arbitration provision in full force and effect. The parties agree that all information regarding the arbitration, including any settlement thereof, shall not be disclosed by the parties hereto, except as otherwise required by applicable law.

7.	GENERAL PROVISIONS.

7.1 Representations and Warranties. The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity. In addition, the Executive represents and warrants that the Executive is not debarred and has not received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement

10.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities. The Executive understands and agrees that this Agreement is contingent on the Executive’s submission of satisfactory proof of identity and legal authorization to work in the United States, as well as verification of auditor independence.

7.2 Advertising Waiver. The Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company in which the Executive’s name and/or pictures of the Executive appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.

7.3 Miscellaneous. This Agreement, along with the NDA and any applicable equity awards that have been granted, constitutes the complete, final and exclusive embodiment of the entire agreement between the Executive and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer or member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both the Executive and the Company, and inure to the benefit of both the Executive and the Company, and to her and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

11.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

MYOVANT SCIENCES, INC.

By:	/s/ Vivek Ramaswamy
Name:	Vivek Ramaswamy
Title:	Director

ACCEPTED AND AGREED:

/s/ Lynn Seely
LYNN SEELY

12.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.